Exhibit 99.1

Revlon Extends Term of Senior Subordinated Term Loan

Reaffirms Intent to Launch Equity Rights Offering to Reduce Debt by $107 Million

NEW YORK--(BUSINESS WIRE)--November 14, 2008--Revlon, Inc. (NYSE: REV), announced today that Revlon Consumer Products Corporation (‘‘RCPC’’), the wholly-owned operating subsidiary of Revlon, Inc. (‘‘Revlon’’), entered into an amendment to its $107 million Senior Subordinated Term Loan Agreement (the "Term Loan") with MacAndrews & Forbes Holdings Inc. (together with its affiliates, “MacAndrews & Forbes”), Revlon’s majority stockholder, extending the term to the earlier of (1) the consummation of Revlon's previously announced equity rights offering, the proceeds of which would be used to repay the Term Loan, or (2) August 1, 2010.

The Term Loan will continue to provide that RCPC may, at its option, prepay such loan, in whole or in part, at any time prior to maturity, without premium or penalty, bears interest at an annual rate of 11%, payable quarterly in cash, and is unsecured and subordinated to RCPC's senior debt.

Revlon reaffirmed its intent to launch a $107 million equity rights offering (the "Rights Offering") to reduce the Company’s debt by the same amount. The Rights Offering would allow stockholders to purchase additional shares of Revlon Class A common stock. The proceeds of the Rights Offering would be used to fully repay the remaining principal balance of the Term Loan. Given the current conditions in the capital markets, Revlon is monitoring the financial markets closely to assess the appropriate timing of the Rights Offering.

As announced on September 3, 2008, Revlon used $63 million of the net proceeds from the previously announced July 28, 2008 sale of its non-core Brazilian brands to repay $63 million in aggregate principal amount of the then $170 million Term Loan. This repayment will result in annualized interest savings of approximately $7 million.

MacAndrews & Forbes, which is wholly-owned by Ronald O. Perelman, beneficially owns as of this date approximately 58% of Revlon's outstanding Class A common stock, 100% of Revlon's Class B common stock and approximately 61% of Revlon's combined outstanding shares of Class A and Class B common stock, which together represent approximately 75% of the combined voting power of such shares.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and personal care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's beliefs, expectations and/or plans regarding our intent to launch a $107 million Rights Offering to reduce debt by the same amount and that the proceeds of the Rights Offering would be used to fully repay the remaining principal balance of the Term Loan. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2007 Annual Report on Form 10-K filed with the SEC in March 2008 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we will file with the SEC during 2008 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including difficulties, delays in, unexpected costs associated with or Revlon's inability, or determination not, to consummate, in whole or in part, the possible $107 million Rights Offering and/or the unavailability of, or less than anticipated, funds from such offering to fully repay the $107 million remaining principal balance of the Term Loan. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

CONTACT:
Revlon, Inc.
Investor Relations & Media:
Abbe F. Goldstein, CFA, 212-527-6465